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                                   EXHIBIT 5.2
                                   -----------


                              CONSULTING AGREEMENT
                              --------------------


THIS CONSULTING AGREEMENT (the "Agreement"), effective as of January 3, 2005 is entered into by and between Morgan Beaumont, Inc., a Nevada corporation (the "Company") and Attorney Gary Glassman, an individual ("Consultant").

                                    RECITALS
                                    --------

A. Consultant has experience in the area of Human Resources and Compliance; and

B. The Company desires to engage the services of Consultant to act as its non-exclusive advisor and to assist and consult with the Company in matters concerning Human Resources, state and federal compliance and Consultant desires to provide such services.

                                   AGREEMENT
                                   ---------

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. DUTIES OF CONSULTANT. Consultant agrees that it will generally provide the following specified consulting services ("Services") through its officers and employees during the term specified in Section 1:

         (a) Advise and assist the Company in developing and implementing appropriate Human Resource plans and materials for presenting the Company employees;

         (b) Directly handle all Human Resource issues within the company;

         (c) Work with and or train an Company employee to handle Human resources or Employee issues and direct such work

         (d) introduction and training of all employees and new employees in regards to Employee manual, policies and procedures and rights;

         (e) Be available via phone on in office on a daily basis to address Human Resource issues and Employee issues;

         (f) Work as liaison with ADP on Human Resource issues;

         (i) Represent company in any litigation arising out of Employee issues.

2. ALLOCATION OF TIME AND ENERGIES. Consultant hereby promises to perform and discharge well and faithfully the responsibilities which may be assigned to Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its financial and investor public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Consultant shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth hereinabove in a diligent and professional manner.




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3. TERM. The term of this Agreement (the "Term") shall be for a period of one
(1) year from the date hereof. This Agreement may be terminated on 30 days advance written notice by either party, without cause. Upon termination, the Company shall pay and issue to Consultant all fees and options earned through the date of termination.

4. REMUNERATION. As compensation for Services described in this Agreement, the Company shall pay Consultant the sum of $500 per month during the Term and issue to the Consultant, options to purchase 200,000 shares of the Company's common stock at an exercise price of $.78 per share, which options shall vest 40,000 upon execution here of and 40,000 at the end of the four calendar quarters there after on a cliff basis and may be exercised on a cashless basis.

Consultant acknowledges that the options have not been registered under the Securities Act of 1933 (the "Act"), and accordingly are "restricted securities" within the meaning of Rule 144 of the Act. As such, the options may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act.

5. EXPENSES. Consultant agrees to pay for all Consultant's expenses (phone, labor, etc.) incurred pursuant to this Agreement, other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement. All expenses in excess of $100 will be pre-approved in writing by the Company.

6. RESTRICTIONS ON ACTIONS. Consultant shall not be authorized to bind the Company to any obligations or commitment of any kind or nature. Consultant shall not hold himself out as an officer or employee of the Company or as having authority to bind the Company to any obligation or make any representations on behalf of the Company. Consultant shall not disclose any information on or related to the Company without the express written consent of the Company's Chief Executive Officer or such officers designated by the Company's Board of Directors.

7. CONFIDENTIALITY & Indemnification. The Company will furnish Consultant with such information as Consultant may reasonably request for Consultant's use in connection with its Duties. The Company recognizes and confirms that (i) Consultant will use and rely primarily on the information furnished to Consultant by the Company and on information available to Consultant from generally recognized public sources without having independently verified the same and (ii) Consultant does not assume responsibility for the accuracy or completeness of said information. The Company hereby represents and warrants the information furnished by it to Consultant, taken as a whole, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. The Company further agrees that it will immediately notify Consultant of the occurrence of any event or circumstance that results in the above representation regarding such information not continuing to be true during the entire term of Consultant's engagement hereunder.

         Consultant shall keep any information or documentation about or received from the Company strictly confidential as between Consultant and the Company until such time as and to the extent only that it becomes publicly available otherwise than by a breach of this or any other confidentiality agreement to which the Company is a party. Consultant acknowledges that breach of this obligation will cause irreparable harm to the Company that may not be compensable in damages and agrees that, without limitation to any other right or remedy to which the Company may otherwise be entitled in consequence thereof, such breach may be restrained by injunction without proof of actual damage.


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         The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials not designated by the Company to the Consultant as "confidential" or "Company private", excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company.

8. REPRESENTATIONS. In connection with the acquisition of Securities hereunder, the Consultant represents and warrants to the Company as follows:

         (i) Consultant acknowledges that Consultants have been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Securities, and any additional information, which Consultant has requested.

         (ii) Consultant's investment in restricted securities is reasonable in relation to Consultant's net worth, which is in excess of ten (14) times Consultants' cost basis in the Securities. Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments, which involve the risk of loss of investment. Consultant acknowledges that an investment in the Securities is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Securities. Consultant is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933.

         (iii) Consultant is acquiring the Securities for the Consultant's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

         (iv) Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Consultant further acknowledges that it is not a securities Broker Dealer or a registered investment advisor. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

9. STATUS AS INDEPENDENT CONTRACTOR. Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company or of the Investments. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided herein above is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possess the authority to bind each other in any agreements without the express written consent of the entity to be bound. 10. Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.


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10. WAIVER. The waiver by either party of a breach of any provision of this
Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

12. NOTICES. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by telefacsimile or by courier to the other party at the address last provided to the other party.

13. CHOICE OF LAW, JURISDICTION AND VENUE. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the State of Florida, regardless of conflicts. The parties hereto hereby expressly consent to the exclusive jurisdiction and venue in Sarasota, Florida.

14. COMPLETE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

15. COUNTERPARTS & Telefacsimile. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile of this Agreement may be relied upon as full and sufficient evidence as an original.

16. BENEFIT/BURDEN. The parties agree that this Agreement shall be binding upon and shall be for the benefit of each of their respective heirs, successors, assigns, subsidiaries, parent companies, and related or affiliated companies.

17. SEVERABILI1Y. If any provision of this Agreement or any portion of any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not alter or affect the remaining portions of this Agreement or of such provision, as such provision of this Agreement shall be severable from all other provisions hereof.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE.

                                        "Company"

                                        MORGAN BEAUMONT, INC.


                                        By: /s/ Cliff Wildes
                                            ------------------------------------
                                            Cliff Wildes, CEO

                                        "Consultant"

                                        /s/ Gary Glassman
                                        ----------------------------------------
                                        Gary Glassman, an individual



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